Exhibit 107

CALCULATION OF FILING FEE TABLE

Table 1 – Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to Be Paid	$14,010,325,217.55 (1)	0.00014760	$2,067,924.01
Fees Previously Paid	—		—
Total Transaction Valuation	$14,010,325,217.55
Total Fees Due for Filing			$2,067,924.01
Total Fees Previously Paid			—
Total Fee Offsets			—
Net Fee Due			$2,067,924.01
(1)	In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the proposed maximum aggregate value of transaction was calculated as the sum of:
i.	38,132,108 issued and outstanding shares of common stock of Karuna, as of January 17, 2024, multiplied by $330.00 per share;
ii.	316,236 shares of common stock underlying Karuna RSUs, as of January 17, 2024, multiplied by $330.00 per share; and
iii.
5,198,615 shares of common stock underlying Karuna Options, as of January 17, 2024, multiplied by $254.37 per share, which is the excess of $330.00 over $75.63, the weighted-average exercise price of such stock options.